Exhibit 10.36

RETENTION POOL AWARD AGREEMENT

THIS RETENTION POOL AWARD AGREEMENT (“Agreement”) is made and entered into as of the 9th day of May, 2011 by and between GARY J. VROMAN (the “Employee”), an individual and an employee of ATI Ladish LLC (the “Company”) and ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Corporation”).

WHEREAS, under Section 5.15 of that certain Agreement and Plan of Merger among the Corporation, LPAD Co., Inc., the Company and Ladish Co., Inc. dated as of November 16, 2010 (the “Merger Agreement”), the Corporation agreed to establish a retention pool to assure continuity of management skills (the “Retention Pool”);

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement (the “Merger”), employees of Ladish Co., Inc. became employees of the Company;

WHEREAS, the Employee is an employee of the Company and a member of the group identified as eligible to participate in the Retention Pool; and

WHEREAS, the Corporation wishes to make a grant to the Employee from the Retention Pool and the Corporation and the Employee intend hereby to evidence that grant and the terms and conditions applicable to that grant.

NOW, THEREFORE, in consideration of the mutual promises and intending to be legally bound, the Corporation and Employee agree as follows:

1. Retention Pool Grant. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby grants to the Employee the aggregate amount of $2,500,000 to be paid to the Employee in three installments as set forth in Paragraph 2 below subject to the terms and conditions set forth in this Agreement, including, but not limited to, the forfeiture and reduction provisions as set forth in Paragraph 3 below (the “Retention Pool Grant”).

2. Payment of Retention Pool Grant. The Retention Pool Grant consists of the following three installments payable, respectively, on or before the dates indicated:

A. First Installment equal to $500,000, payable no later than December 31, 2011, subject to the reduction provision under Paragraph 3(B);

B. Second Installment equal to $1,000,000, payable no later than September 30, 2012, subject to the forfeiture provision of Paragraph 3(A); and

C. Third Installment equal to $1,000,000, payable no later than January 31, 2014 subject to the forfeiture provision of Paragraph 3(A).

Each installment of the Retention Pool Grant shall be paid in cash, subject to applicable payroll and withholding for taxes as determined in good faith by the Corporation.

3. Forfeiture and Reduction Provisions; Death or Disability Payment.

A. Forfeiture of Second and/or Third Installment. If the employment of the Employee with the Employer (as the term “Employer” is defined below) ends prior to August 7, 2012 for reasons other than an Involuntary Termination (as the term “Involuntary Termination” is defined below), the Employee shall forfeit any right, title or claim to receive the Second Installment and the Third Installment of the Retention Pool Grant. If the employment of the Employee with the Employer ends prior to December 6, 2013 for reasons other than an Involuntary Termination, the Employee shall forfeit any right, title or claim to receive the Third Installment.

B. Reduction of First Installment. In addition to the forfeiture of the right to receive the Second Installment and the Third Installment, if the Employee’s employment with the Employer ends prior to November 6, 2011 for reasons other than an Involuntary Termination, the amount of the First Installment due the Employee shall be reduced to an amount determined by multiplying the initial amount of the First Installment by a fraction, the numerator of which is the number of days the Employee was an employee of the Employer after May 9, 2011 and the denominator of which is 182.

C. Death or Disability Payments. If the Employee becomes Disabled (as defined below) or dies after November 6, 2011 but before August 7, 2012, the Employee or, in the event of death, his Beneficiary shall receive a payment determined by multiplying $1,000,000 by a fraction, the numerator of which is the number of days the Employee was an employee of the Employer after November 6, 2011 and the denominator of which is 273. If the Employee becomes Disabled or dies after August 7, 2012 but before December 7, 2013, the Employee or, in the event of death, his Beneficiary shall receive a payment determined by multiplying $1,000,000 by a fraction, the numerator of which is the number of days the Employee was an employee of the Employer after August 7, 2012 and the denominator of which is 486. For the avoidance of doubt, in the event of the Employee’s death or Disability before the dates set forth in Subsection 3(A), a forfeiture shall occur as provided in Subsection 3(A) and the payment under this Subsection 3(C) shall be the sole amount payable under this Agreement for the time periods indicated in this Subsection 3(C).

For purposes of this Agreement:

(i) the “Employer” includes each corporation or business which is in a controlled group of corporations or businesses under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”) and an Employee will be deemed an Employee of the Employer on a relevant date if either (x) the Employee is then employed by the Corporation or any corporation or business that is in a controlled group of corporations or businesses that includes the Corporation within the meaning of Section 414 of the Code or (y) the Employee’s employment with the Corporation was previously ended in an Involuntary Termination;

(ii) an “Involuntary Termination” is any termination of employment with the Employer that is effected either (i) by the Corporation or the Company for reasons other than Cause or (ii) by the Employee in a resignation for reasons which would constitute constructive termination under Pennsylvania law;

(iii) “Cause” shall be any act or omission by the Employee that gives rise to a conviction or plea of guilty or nolo contendre to a criminal charge constituting a felony under the laws of any state or the United States, participating or aiding or abetting in an action or omission which is negligent beyond reasonable business judgment and has a material adverse effect on the reputation, business or financial condition of the Company and/or the Corporation, failure to perform stated duties of the position then held by the Employee after a reasonable notice of such failure and a reasonable opportunity to cure, use of alcohol or non-prescription drugs on Employer property or violation of the Corporation’s Ethics Code or the ethics code of the corporation or business which is then the employer of the Employee;

(iv) “Beneficiary” shall be the person or persons designated by the Employee in writing in a document that specifically references this Agreement and is delivered to the General Counsel of the Corporation or, if no such person is designated, to the estate of the Employee; and

(v) “Disability” shall have the meaning ascribed thereto in Section 409A(a)(2)(C) of the Code and the regulations thereunder.

4. Withholding. The Corporation or a direct or indirect subsidiary may withhold from any cash amount payable hereunder or any other cash payments due to Employee all taxes, including social security taxes, which the Corporation or its direct or indirect subsidiary is required or otherwise authorized to withhold with respect to the payments hereunder.

5. No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon the Employee any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Corporation to terminate his or her employment or other relationship at any time. Income realized by Employee pursuant to this Agreement shall not be included in Employee’s earnings for the purpose of any contractual arrangement providing retirement benefits or any benefit plan, qualified or nonqualified, in which Employee may be enrolled or for which Employee may become eligible unless payments under this Agreement are specifically provided for in such contract or plan.

6. Miscellaneous.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to such Commonwealth’s principles of conflicts of laws. Any disputes arising from or under this Agreement shall be heard in a court with jurisdiction over disputes arising in Allegheny County, Pennsylvania.

(b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

(c) Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement. This Agreement may not be amended or modified without the written consent of the Corporation and Employee.

(d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one document.

IN WITNESS WHEREOF, the parties have executed this Retention Pool Award Agreement as of the date first written above.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Richard J. Harshman
Name:	Richard J. Harshman
Title:	Chairman, President and Chief Executive Officer

EMPLOYEE	WITNESS

/s/ Gary J. Vroman	/s/ Ann M. Delano